Exhibit 99.2(K)(vi)(i)

EXECUTION VERSION

AMENDMENT NO. 9

TO CREDIT AGREEMENT

AMENDMENT NO. 9 (this “Amendment”), dated as of May 13, 2016, to the Credit Agreement, dated as of June 25, 2009, among VOYA SENIOR INCOME FUND (formerly known as ING SENIOR INCOME FUND and herein referred to as the “Borrower”), the Lenders party thereto, and THE BANK OF NOVA SCOTIA, as Administrative Agent (the “Administrative Agent”), as amended by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, Amendment No. 3, dated as of May 18, 2012, Amendment No. 4, dated as of May 17, 2013, Amendment No. 5, dated as of July 24, 2013, Amendment No. 6, dated as of December 13, 2013, Amendment No. 7, dated as of May 16, 2014, and Amendment No. 8, dated as of May 15, 2015 (as so amended and as hereafter amended, supplemented or otherwise modified, the “Credit Agreement”).

RECITALS

I.             Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II.            The Borrower desires an amendment to the Credit Agreement upon the terms and conditions herein contained, and all Lenders have agreed thereto upon the terms and conditions herein contained.

AGREEMENTS

Accordingly, in consideration of the Recitals and the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 1.1 of the Credit Agreement is hereby amended by adding the following defined terms thereto in appropriate alphabetical order:

“Amendment Effective Date” has the meaning ascribed thereto by Amendment No. 9, dated as of May 13, 2016, to this Credit Agreement.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member

Voya Senior Income Fund Amendment No. 9 to Credit Agreement

Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

2.             Each of the defined terms “Applicable Rate” and “Commitment Fee Rate” contained in Section 1.1 of the Credit Agreement is hereby amended and restated in its entirety, respectively, as follows:

“Applicable Rate” means, a rate per annum equal to (a) during the period from the Effective Date to but excluding the Amendment Effective Date, the rate per annum set forth from time to time in this Credit Agreement at which interest accrues on the Loans, and (b) as of any other date, with respect to each (i) ABR Loan, the Alternate Base Rate, (ii) LIBOR Loan, the Adjusted LIBO Rate plus 0.95%, and (iii) Overnight Loan, the Overnight Rate plus 0.95%.

“Commitment Fee Rate” means, a rate per annum equal to (a) during the period from the Effective Date to but excluding the Amendment Effective Date, the rate per annum set forth from time to time in this Credit Agreement at which the commitment fee payable hereunder accrues, and (b)(i) as of any date upon which the aggregate outstanding principal balance of the Loans equals or exceeds 50% of the aggregate Commitments of all Lenders, 0.15%, and (ii) as of any other date, 0.25%.

3.             The defined term “Anti-Terrorism Law” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the comma in paragraph (c) contained therein with the word “and”.

4.             The defined term “Defaulting Lender” contained in Section 1.1 of the Credit Agreement is hereby amended by (A) replacing the word “or” at the end of clause (e)(i) thereof with a comma, and (B) inserting the phrase “or (iii) become the subject of a Bail-In Action” immediately before the period at the end of the paragraph therein.

5.             The defined term “Overnight Rate” contained in Section 1.1 of the Credit Agreement is hereby amended by moving the phrase “the higher of (i) 0.0%, or (ii)” from the location it is contained therein to immediately after the phrase “to an Overnight Loan,” thereto.

6.             The defined term “Sanctioned Jurisdiction” contained in Section 1.1 of the Credit Agreement is hereby amended by inserting (i) the word “, region” immediately after the word “country” contained therein, and (ii) the phrase “or region-based” immediately after the phrase “country-based” contained therein.

7.             The defined term “Scheduled Commitment Termination Date” contained in Section 1.1 of the Credit Agreement is hereby amended by replacing the date “May 13, 2016” contained therein with the date “May 12, 2017”.

8.             Section 2.3(d)(A) of the Credit Agreement is hereby amended by replacing the dollar amount “$400,000,000” contained therein with the dollar amount “$300,000,000”.

9.             Section 2.3(d)(B) of the Credit Agreement is hereby amended by replacing the dollar amount “$10,000,000” contained therein with the dollar amount “$25,000,000”.

10.          Section 4.1 of the Credit Agreement is hereby amended by adding a new sentence to the end thereof as follows: “The Borrower is not an EEA Financial Institution.”

11.          Section 4.15(a) of the Credit Agreement is hereby amended by inserting (i) the phrase “, region” immediately after the word “country” contained therein, and (ii) the phrase “Crimea, “immediately after the phrase “without limitation,” contained therein.

12.          Section 6.1(c) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(c)           [Reserved];

13.          Section 7.7(c) of the Credit Agreement is hereby amended by replacing the dollar amount “$320,000,000” contained therein with the dollar amount “$240,000,000”.

14.          Section 7.9(a) of the Credit Agreement is hereby amended by inserting (a) the phrase “, finance or facilitate” immediately after the phrase “to fund” contained therein, (b) the phrase “, region” immediately after the word “country” contained therein and (c) the phrase “, financing or facilitating” immediately after the phrase “such funding” contained therein.

15.          Section 10.1(a)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follow:

(ii)           if to the Administrative Agent, to it at, (i) in all cases, 40 King Street West, 55th Floor, Toronto, ON Canada M5H 1H1, Attention: Eli Mou (Telephone: (416) 350-1178; Facsimile: (416) 350-1161; and (ii) in the case of all notices and other communications pursuant to Article 2, with a copy to 720 King Street West, 2nd Floor, Toronto, ON Canada M5V 2T3, Attention: Rayan Karim (Telephone (212) 225-5705; Facsimile: (212) 225-5709), or

16.          ARTICLE 10 of the Credit Agreement is hereby amended by inserting a new Section 10.18 as follows:

Section 10.18 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution that is a Lender arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)           the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

17.          Schedule 1 to the Credit Agreement is hereby amended and restated in its entirety in the form of Schedule 1 hereto. Each Lender agrees that upon the Amendment Effective Date (defined below), it shall be deemed to have entered into a master assignment and assumption agreement, in form and substance substantially similar to Exhibit A to the Credit Agreement, pursuant to which each Lender shall have assigned to each other Lender a portion of its Loans necessary to reflect proportionately the Commitments as reflected in Schedule 1 to the Credit

Agreement as amended hereby. In connection with such assignment, each Lender shall pay to the Administrative Agent, for the account of the other Lenders, such amount as shall be necessary to appropriately reflect the assignment to it of Loans (collectively, the “True-up Payments”).

18.          Exhibit G to the Credit Agreement is hereby amended and restated in its entirety in the form of Exhibit G hereto.

19.          Paragraphs 1 through 18 hereof shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Amendment Effective Date”):

(a)           the Administrative Agent shall have received from the Borrower and each Lender either (i) a counterpart of this Amendment executed on behalf of such Person, or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic mail transmission (in printable format)) that such Person has executed a counterpart of this Amendment;

(b)           the Administrative Agent shall have received a certificate from the Secretary of the Borrower, in all respects satisfactory to the Administrative Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Amendment, (ii) attaching true, complete and correct copies of the resolutions duly adopted by the Board of Trustees of the Borrower approving this Amendment and the transactions contemplated hereby, all of which are in full force and effect on the date hereof, and (iii) certifying that the Borrower’s Organizational Documents have not been amended, supplemented or otherwise modified since May 15, 2015 or, if Borrower’s Organizational Documents have been so amended, supplemented or otherwise modified, attaching true, complete and correct copies of each such amendment, supplement or modification;

(c)           the Administrative Agent shall have received one or more written opinions from counsel to the Borrower in form and substance acceptable to the Administrative Agent;

(d)           the aggregate outstanding principal balance of the Loans shall not exceed the Commitments (after giving effect to the reduction thereof contemplated by this Amendment);

(e)           the Administrative Agent shall have received the True-up Payments, if any;

(f)            the Administrative Agent shall have received copies of a Federal Reserve Form for each Lender, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Administrative Agent;

(g)           the Administrative Agent and each Lender shall have received such documents and information as the Administrative Agent or such Lender, as the case may be, shall have requested for purposes of complying with “know-

your-customer” and other anti-terrorism, anti-money laundering and similar rules and regulations and related policies; and

(h)           all fees of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent) due and payable on or prior to the Amendment Effective Date shall have been paid.

20.          The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, (c) represents and warrants that, as of the date of the execution and delivery hereof by the Borrower (and after giving effect hereto, no Default exists or would occur, and (d) represents and warrants that all of the representations and warranties made by it in the Loan Documents to which it is a party are true and correct in all material respects, both immediately before and after giving effect to this Amendment (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date).

21.          In all other respects, the Loan Documents shall remain in full force and effect, and no amendment in respect of any term or condition of any Loan Document shall be deemed to be an amendment in respect of any other term or condition contained in any Loan Document.

22.          This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Amendment to produce or account for more than one counterpart signed by the party to be charged.

23.          THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 9 to the Credit Agreement to be executed by its duly authorized representative as of the day and year first above written.

VOYA SENIOR INCOME FUND

By:	/s/ Elliot Rosen
Name:	Elliot Rosen
Title:	Senior Vice President

THE BANK OF NOVA SCOTIA, individually and as Administrative Agent

By:	/s/ Eli Mou
Name:	Eli Mou
Title:	Director & Execution Head

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Paul J. Koobatian
Name:	Paul J. Koobatian
Title:	Vice President

Voya Senior Income Fund Amendment No. 9 to Credit Agreement

SCHEDULE 1

List of Lenders and Commitments

Lender	Commitment
The Bank of Nova Scotia	$168,000,000
State Street Bank and Trust Company	$84,000,000
Total	$252,000,000

Voya Senior Income Fund Compliance Certificate

VOYA SENIOR INCOME FUND - EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement, dated as June 25, 2009, among Voya Senior Income Fund, the Lenders party thereto and The Bank of Nova Scotia, as Administrative Agent, as amended by Amendment No. 1, dated as of June 1, 2010, Amendment No. 2, dated as of May 20, 2011, Amendment No. 3, dated as of May 18, 2012, Amendment No. 4, dated as of May 17, 2013, Amendment No. 5, dated as of July 24, 2013, Amendment No. 6, dated as of December 13, 2013, Amendment No. 7, dated as of May 16, 2014, Amendment No. 8, dated as of May 15, 2015, and Amendment No. 9, dated as of May 13, 2016 (as so amended and as hereafter amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein that are defined in the Credit Agreement shall have the meanings therein defined.

The undersigned, an authorized representative of the Borrower, hereby certifies with respect to the Borrower that (a) this Certificate is being delivered pursuant to Section 6.1(d) of the Credit Agreement, (b) as of [fill in the appropriate month-end date], [[no Default has occurred and is continuing] or [the following Default[s] [has/have] occurred and [is/are] continuing:                   ], and (c) as of [fill in the appropriate month-end date]:

1.             The Adjusted Asset Coverage is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Adjusted Asset Coverage

:1.00 (Minimum requirement is 3.00:1.00)

2.             The Senior Debt is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Senior Debt

$

3.             The Maximum Permitted Borrowing is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto:

Maximum Permitted Borrowing

$

4.             Senior Debt does not exceed Maximum Permitted Borrowing.

5.             The Net Asset Value is set forth below, reasonably detailed calculations of which (including a list of holdings in the Borrower’s portfolio) appear on Schedule A attached hereto:

Net Asset Value

$                    (Minimum requirement is $240,000,000)

6.             The aggregate amount of the Funding Obligations is set forth below, reasonably detailed calculations of which appear on Schedule A attached hereto.

Funding Obligations

$

7.             The sum of the unused portion of the aggregate Commitments plus cash and cash equivalents on hand is $                                             . The sum of the unused portion of the aggregate Commitments plus cash and cash equivalents on hand exceeds the Funding Obligations.

8.             The Borrower has not entered into (a) any Derivative, repo, reverse repo, securities lending or other similar transaction with respect to which (i) the collateral, if any, received or receivable by the Borrower in connection therewith is not solely in the form of cash or short-term U.S. treasury securities, or (ii) each issuer thereof or counterparty thereto, as applicable, does not have a senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s) or (b) such Derivative, repo, reverse repo, securities lending or other similar transaction is entered into for the purpose of creating leverage.

9.             Schedule B attached hereto sets forth a list of all Secured Hedging Agreements to which the Borrower is a party on the date hereof, together, in each case, with the marked-to-market value thereof.

10.          Schedule C attached hereto sets forth the number of each class of common shares of the Borrower redeemed during the calendar month ended on the date set forth above, the prices of such redeemed common shares, and the ratio of such redeemed common shares to the aggregate Value of Borrower’s outstanding common shares as of the previous month-end date.

11.          Schedule D attached hereto contains a list of all Investments of the Borrower with the current market value of each such Investments and the pricing source.

IN WITNESS WHEREOF, I have hereunto set my hand as of this               day of               , 20      .

Name:
Title:

SCHEDULE A

Detailed Calculations

[To be Completed by Borrower — See Attached Excel Spreadsheet]

Voya Senior Income Fund Compliance Certificate

SCHEDULE B

List of Secured Hedging Agreements

[To be Completed by Borrower]

Voya Senior Income Fund Compliance Certificate

SCHEDULE C

List of Redeemed Common Shares, Prices and Percentage of Net Asset Value

[To be Completed by Borrower — See Attached Excel Spreadsheet]

Voya Senior Income Fund Compliance Certificate

SCHEDULE D

List of Investments and Current Market Value

[To be Completed by Borrower]

Voya Senior Income Fund Amendment No. 9 to Credit Agreement